Exhibit 21

KAISER GROUP HOLDINGS, INC.
12303 Airport Way, Suite 125

Broomfield, CO 80021
(720) 889-2770

Kaiser Group Holdings, Inc.’s consolidated subsidiaries are listed below.  Consolidated subsidiaries which are less than wholly owned are indicated by the ownership percentage figure in parentheses following the name of the consolidated subsidiary.

Consolidated Subsidiary	Jurisdiction of Formation

I.  Kaiser Group International, Inc.

Delaware

II.  Kaiser Engineers Group, Inc.

Delaware

III.  Henry J. Kaiser Company

Nevada

III. Kaiser Engineers, Inc.	Ohio
IV. KRGW Company (Canada), Inc.	Canada
IV. Kaiser Overseas Engineering, Inc.	Delaware
IV. Kaiser Engineers and Constructors, Inc.	Nevada
V. Kaiser Engenharia, S.A. (50%)	Portugal
IV. Kaiser Engineers International, Inc.	Nevada
V. Kaiser Engenharia, S.A. (50%)	Portugal

II.  Kaiser Engineers Massachusetts, Inc.

Delaware

II.  Kaiser Government Programs, Inc.

Delaware

III.  Kaiser K-H Holdings, Inc.

Delaware
IV. Kaiser-Hill Company, LLC (50%)	Colorado
V. Kaiser-Hill Funding Company, L.L.C. (98%)	Delaware
IV. Kaiser-Hill Funding Company, L.L.C. (1%)	Delaware

II.  Kaiser Hanford Company

Delaware

II.  Kaiser Holdings Unlimited, Inc.

Delaware

III.  Kaiser Engineers Eastern Europe, Inc.

Delaware
IV. Kaiser Netherlands B.V. (10%)	Netherlands
III. Kaiser Netherlands B.V. (90%)	Netherlands

II.  Kaiser Technology Holdings, Inc.

Delaware

III. Kaiser Advanced Technology, Inc.	Idaho

II.  Monument Select Insurance Company

Vermont

III. MSIC, Inc.	Delaware

II.  Tudor Engineering Company

Delaware